Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1592

SINCLAIR ANNOUNCES EXCHANGE OF SERIES D CONVERTIBLE
EXCHANGEABLE PREFERRED SECURITIES

BALTIMORE (May 16, 2005) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced that it has notified the registered holders of record of the $3.00 Series D Convertible Exchangeable Preferred Stock (“Preferred Stock”) (Nasdaq: SBGIP) of the Company’s election to exercise its right to exchange all of the issued and outstanding Preferred Securities into Exchange Debentures on June 15, 2005 (“Exchange Date”).

Pursuant to the terms of the Preferred Stock, a holder of the Preferred Stock will be entitled to receive $1,000 principal amount of Exchange Debentures for each $1,000 of liquidation preference of Preferred Stock held by such holder at the Exchange Date, plus accrued but unpaid dividends thereon on the Exchange Date.  Following such exchange, the Preferred Stock will cease to exist and be delisted from the Nasdaq National Market and all dividends on the Preferred Stock will cease to accrue.

The Exchange Debentures will mature September 15, 2012 and will bear interest at a rate of 6% per annum, payable quarterly on each March 15, June 15, September 15 and December 15, beginning September 15, 2005.  The Exchange Debentures will be convertible into Class A Common Stock on substantially the same conversion terms as the Preferred Stock.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities.  The Preferred Stock exchange will be made pursuant to the terms applicable to the Preferred Stock.

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 61 television stations in 38 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 23.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.